April 25, 2019

Nuveen Nasdaq 100 Dynamic Overwrite Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Nasdaq 100 Dynamic Overwrite Fund (QQQX) (File No. 333-230438)

Ladies and Gentlemen:

We hereby consent to all references to our firm in the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), of Nuveen Nasdaq 100 Dynamic Overwrite Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001